FILED PURSUANT TO RULE 433
REGISTRATION STATEMENT FILE NO. 333-203237

Issuer Free Writing Prospectus dated April 20, 2015 relating to the

Preliminary Prospectus Supplement dated April 20, 2015

and to the Prospectus dated April 3, 2015

SOUTHERN COPPER CORPORATION

US$500,000,000 3.875% NOTES DUE 2025

US$1,500,000,000 5.875% NOTES DUE 2045

This pricing term sheet relates only to the notes described below (the “notes”) and should be read together with the preliminary prospectus supplement dated April 20, 2015 (the “Preliminary Prospectus Supplement”) and the prospectus dated April 3, 2015 (including the documents incorporated by reference therein) relating to the notes offering before making a decision in connection with an investment in the notes. The information in this pricing term sheet supersedes the information in the Preliminary Prospectus Supplement to the extent that it is inconsistent therewith. Terms used but not defined herein have the meanings ascribed to them in the Preliminary Prospectus Supplement.

Issuer:	Southern Copper Corporation (the “Issuer”)

Security Description:	3.875% notes due 2025 (the “2025 notes”)

5.875% notes due 2045 (the “2045 notes”)

Transaction Type:	SEC Registered

Currency:	US Dollars

Total Principal Amount:	The 2025 notes: US$500,000,000

The 2045 notes: US$1,500,000,000

Offering Price:	The 2025 notes: 99.459%

The 2045 notes: 98.833%

Underwriting Discount:	The 2025 notes: 0.300%

The 2045 notes: 0.400%

Net Proceeds to Issuer

(before expenses):	The 2025 notes: US$495,795,000

The 2045 notes: US$1,476,495,000

Maturity:	The 2025 notes: April 23, 2025

The 2045 notes: April 23, 2045

Coupon:	The 2025 notes: 3.875%

The 2045 notes: 5.875%

Benchmark Treasury:	The 2025 notes: 2.000% due February 15, 2025

The 2045 notes: 3.000% due November 15, 2044

Benchmark Treasury Yield:	The 2025 notes: 1.891%

The 2045 notes: 2.559%

Spread to Benchmark Treasury:	The 2025 notes: + 205bps

The 2045 notes: + 340 bps

Yield to Maturity:	The 2025 notes: 3.941%

The 2045 notes: 5.959%

Expected Issue Ratings[1]:	Baa2 (Moody’s) / BBB (S&P) / BBB+ (Fitch)

Use of Proceeds:	Net proceeds of the offering are expected to be used for general corporate purposes, including the financing of the Issuer’s capital expenditure program

Interest Payment Dates:	April 23 and October 23 of each year, commencing on October 23, 2015

Day Count Convention:	30/360

Trade Date:	April 20, 2015

Settlement Date:	April 23, 2015

CUSIP/ISIN:	The 2025 notes:

CUSIP: 84265V AH8

ISIN: US84265VAH87

The 2045 notes:

CUSIP: 84265V AJ4

ISIN: US84265VAJ44

Ranking:	Senior unsecured

Denomination:	$2,000 and integral multiples of $1,000 in excess thereof

[1]	Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

Optional Redemption:	The 2025 notes: Make-whole call at UST + 30 basis points
The 2045 notes: Make-whole call at UST + 50 basis points

Listing:	The Issuer has applied to list the notes on the Global Exchange Market of the Irish Stock Exchange

Governing Law:	State of New York

Joint Bookrunners and Joint

Lead Managers:	Credit Suisse Securities (USA) LLC

Morgan Stanley & Co. LLC

HSBC Securities (USA) Inc.

Merrill Lynch, Pierce, Fenner & Smith

  Incorporated

UBS Securities LLC

* * *

The Issuer has filed a registration statement (including the prospectus dated April 3, 2015 and the Preliminary Prospectus Supplement) with the SEC for the offering of the notes to which this communication relates. Before you invest in the notes, you should read the Preliminary Prospectus Supplement, the accompanying prospectus in the registration statement and the other documents the Issuer has filed with the SEC for more complete information about the Issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. The file number of the Issuer’s registration statement is No. 333-203237. Alternatively, the Issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by contacting Credit Suisse Securities (USA) LLC, toll-free at 1-800-221-1037; Morgan Stanley & Co. LLC, 1585 Broadway, New York, NY 10036, Attention: Investment Banking Division, telephone: 1-866-718-1649 or by facsimile: 212-507-8999; HSBC Securities (USA) Inc., toll-free at 1-866-811-8049; Merrill Lynch, Pierce, Fenner & Smith Incorporated, toll-free at 1-800-294-1322; or UBS Securities LLC, toll-free at 1-888-827-7275.

ANY DISCLAIMERS OR OTHER NOTICES THAT MAY APPEAR BELOW ARE NOT APPLICABLE TO THIS COMMUNICATION AND SHOULD BE DISREGARDED. SUCH DISCLAIMERS OR OTHER NOTICES WERE AUTOMATICALLY GENERATED AS A RESULT OF THIS COMMUNICATION BEING SENT VIA BLOOMBERG OR ANOTHER EMAIL SYSTEM.